EXHIBIT 15








Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We are aware that our report dated April 27, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) on the unaudited condensed consolidated balance sheet of Biogen, Inc. and subsidiaries at March 31, 1995, and the related condensed consolidated statements of income and of cash flows for the three month period then ended, is incorporated by reference in the Prospectuses constituting part of its Registration Statements on Form S-3, as amended (Nos. 33-14741, 33-14743, 33-20183 and 33-51639) and in the Registration Statements on Form S-8 as amended (Nos. 2-87550, 2-96157, 33-9827, 33-14742, 33-37312, 33-22378 and 33-41077 and as
filed on September 21, 1993). We are also aware of our responsibilities under the Securities Act of 1933.


Yours very truly,


/s/ Price Waterhouse LLP
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Boston, Massachusetts
May 8, 1995